Exhibit 99.4

Wonder Auto Announces Application for NASDAQ Global Market Listing

Tuesday March 27, 8:00 am ET

Appoints Three New Independent Directors to Board of Directors

JINZHOU CITY, China, March 27 /Xinhua-PRNewswire-FirstCall/ -- Wonder Auto Technology, Inc., (OTC Bulletin Board: WATG - News; “Wonder Auto” or “the Company”), a China-based manufacturer of automotive electrical parts, specifically starters and alternators, today announced it had filed its application for listing of its common stock on the NASDAQ Global Market. The Company believes that it meets all of the listing criteria.

“We have made significant strides as a U.S. traded company since becoming public in June, 2006. We continue to expand our business in both domestic and international markets and have an established competitive position with our low cost structure and competitive technology. As a growing public company, we believe that it is the appropriate time to apply for the listing on NASDAQ,'' said Qingjie Zhao, Wonder Auto's Chairman and CEO. ''If approved, we believe that Wonder Auto will gain access to a broader institutional investment community, strengthen its financing flexibility, and provide greater liquidity for its shareholders.”

Wonder Auto’s application for listing on the NASDAQ Global Market is subject to approval by NASDAQ. The Company's common stock will continue to trade on the Over the Counter Bulletin Board until NASDAQ approves its application.

In addition to the application for a NASDAQ listing, Wonder Auto has approved the appointment of three new independent directors, Mr. Larry Goldman, Mr. David Murphy and Mr. Lei Jiang, effective March 23, 2007.

“We warmly welcome the new independent directors to the Board. Each of the three new directors brings to Wonder Auto a broad range of financial and industry expertise, providing the desired foundation for solid corporate governance in an effort to enhance our transparency and commitment to value for our shareholders. The appointment of new independent directors is an important step in our company's future plans for a NASDAQ listing of our common stock,” said Qingjie Zhao, Wonder Auto's Chairman and CEO.

Mr. Larry Goldman has been appointed to serve as the Chairman of Wonder Auto’s Audit Committee. He is a seasoned corporate finance executive with extensive auditing and strong SEC and SOX compliance experience and a proven track record of leading and advising public and private companies through capital markets transactions, international expansion, mergers and acquisitions, IPOs, and other complex financial transactions. From 2004 to 2006, Mr. Goldman was the CFO of Win Win Gaming, Inc., a Las Vegas-based public company (OTCBB symbol - WNWN) with international operations in Asia. Prior to that, he was an Audit Assurance Partner for Livingston Wachtell & Co., LLP, a NYC CPA firm with over 20 years of assurance, tax and advisory services working for both the private and public sectors. Mr. Goldman has an MS Degree in Taxation from Pace University and Bachelor's Degree in Business Administration with a concentration in Accounting. Mr. Goldman is a member of the New York State Society of CPAs, where he has served on the SEC Practice Committee and a Management Consulting Committee. He has also been published extensively in the CPA Journal.

Mr. David Murphy has been appointed to serve as the Chairman of Wonder Auto’s Compensation Committee. Mr. Murphy has served CLSA Asia Pacific Markets, as the Head of China Micro Economic Research, a special unit dedicated to grassroots economic research in China, since 2005. He previously served as the Correspondent of Far Eastern Economic Review, covering business and economic stories in China, from 2000 through 2004. Mr. David Murphy received his Bachelor's and Master’s Degrees in History from Trinity College in Dublin of Ireland in 1989 and 1995 respectively.

Mr. Lei Jiang has been appointed to serve as the Chairman of Wonder Auto's Governance and Nominating Committee. He has over 20 years of experience in China's automotive industry. From 1998 to present, Mr. Jiang has served as the Executive Chairman and Secretary of the Association of China Automotive Industry and the Chairman of Automotive Industry in China Ministry of Commerce. Prior to that, Mr. Jiang served in government as the Deputy Director responsible for supervising China’s auto industry and developing mid to long term strategy of China’s automotive industry. Mr. Jiang received his Bachelor's Degree from Jilin Engineering University in 1982.

About Wonder Auto Technology, Inc.

Wonder Auto Technology, Inc., through its subsidiary, Jinzhou Halla Electrical Equipment Co., Ltd., designs, develops, manufactures and sells automotive electrical parts and is the second largest seller of automotive alternators and starters in China. The Company's products are suitable for various types of automobile. Most of its products are used in cars in the sedan category, especially cars with smaller engines with displacements below 1.6 liters. The Company’s customers include Beijing Hyundai Motor Co., Dongfeng Yueda Kia Motors, SAIC GM WuLing, Chery, Geely, Tianjin XiaLi Automobile Co. and Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd. Wonder Auto is a Nevada corporation with its manufacturing subsidiary Halla and its corporate headquarters located in Jinzhou City, Liaoning, China.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of the Company's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: need to obtain approval for the NASDAQ listing, business conditions in China, changing interpretations of generally accepted accounting principles; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which the Company is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of auto components; timing approval and market acceptance of new product introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.